SKYLINE CHAMPION ANNOUNCES FIRST QUARTER YEAR FISCAL 2023 RESULTS

Troy, Michigan, August 2, 2022 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its first quarter ended July 2, 2022 (“fiscal 2023”).

First Quarter Fiscal 2023 Highlights (compared to First Quarter Fiscal 2022)

·
Net sales increased 42.3% to $725.9 million
·
U.S. homes sold increased 6.9% to 6,813
·
Total backlog increased to $1.4 billion
·
Average selling price (“ASP”) per U.S. home sold increased 35.1% to $97,000
·
Gross profit margin expanded by 970 basis points to 31.6%
·
Net income increased by 173.1% to $117.2 million
·
Earnings per share (“EPS”) increased to $2.04 from $0.75
·
Adjusted EBITDA increased 159.4% to $162.7 million
·
Adjusted EBITDA margin expanded by 1,010 basis points to 22.4%
·
Net cash provided by operating activities of $47.4 million during the quarter

“I am excited to report another strong quarter of sales and earnings growth” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “Our growth and improved profitability levels continue to be driven by the demand for our homes and our team’s ability to increase production levels. The ongoing efforts to deliver better homes faster through streamlining product offerings and investments in capacity and people are paying off as we sequentially reduced our backlog and improved delivery times to our customers. We expect awareness of our housing solutions to continue to increase given the tighter economic environment and challenges within the traditional site-built home market. Innovation is a priority as we continue to improve the process of building and buying a home for our customers, reinforcing our ability to capture the new growth opportunities that are emerging.”

First Quarter Fiscal 2023 Results

Net sales for the first quarter fiscal 2023 increased 42.3% to $725.9 million compared to the prior-year period. The number of U.S. homes sold in the first quarter fiscal 2023 increased 6.9% to 6,813. Volume growth during the quarter was driven by increased shipments from improved production levels. The ASP per U.S. home sold increased 35.1% to $97,000 due to the mix of units sold and price increases to offset inflation in materials, labor and transportation costs. The number of Canadian factory-built homes sold in the quarter decreased to 352 homes compared to 385 homes in the prior-year period due to the timing of home shipments. Total backlog for Skyline Champion was $1.4 billion as of July 2, 2022, compared to $1.2 billion as of July 3, 2021. Backlog increased primarily due to higher average selling prices per home, partially offset by increased production and moderation of order rates.

Gross profit increased by 105.6% to $229.3 million in the first quarter fiscal 2023 compared to the prior-year period. Gross profit margin was 31.6% of net sales, a 970-basis point expansion compared to 21.9% in the first quarter fiscal 2022. The ongoing improvement in gross profit margin is being driven by higher volumes, pricing, operational efficiencies, and product mix, including sales to the Federal Emergency Management Agency during the quarter.

Selling, general, and administrative expenses (“SG&A”) in the first quarter fiscal 2023 increased to $72.3 million from $54.0 million in the same period last year. SG&A as a percentage of net sales decreased 60 basis points to 10.0%. Higher volumes, increased profitability, and fixed cost leverage during the quarter more than offset higher compensation expenses, additional investments in capacity and the ongoing investments in the enhanced customer buying experience.

Net income increased by 173.1% to $117.2 million for the first quarter fiscal 2023 compared to the prior-year period. The increase in net income was driven by the increase in sales volume, pricing, and operating leverage.

Adjusted EBITDA for the first quarter fiscal 2023 increased by 159.4% to $162.7 million compared to the first quarter fiscal 2022 driven by an increase in net sales and improved profitability. Adjusted EBITDA margin expanded by 1,010 basis points to 22.4% due to higher sales and continued operational improvements increasing the leverage of fixed costs.

As of July 2, 2022, Skyline Champion had $463.8 million of cash and cash equivalents.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, August 3, 2022, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (844) 826-3033 (domestic) or (412) 317-5185 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 10169402. The replay will be available until 11:59 P.M. Eastern Time on August 17, 2022.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 8,700 people. With more than 70 years of homebuilding experience and 42 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Skyline Champion provides construction services to install and set-up factory built homes, operates a factory-direct retail business with 30 retail locations spanning the southern United States, and operates Star Fleet Trucking, which provides transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus, (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) restructuring charges and impairment of assets, (f) other non-operating income and costs, including those for the acquisition and integration or disposition of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American Economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 2, 2022 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	July 2, 2022	April 2, 2022

ASSETS
Current assets:
Cash and cash equivalents	$ 463,778	$ 435,413
Trade accounts receivable, net	128,573	90,536
Inventories, net	292,158	241,334
Other current assets	22,917	14,977
Total current assets	907,426	782,260
Long-term assets:
Property, plant, and equipment, net	144,933	132,985
Goodwill	192,555	191,970
Amortizable intangible assets, net	50,026	51,283
Deferred tax assets	16,302	17,750
Other noncurrent assets	62,090	58,371
Total assets	$ 1,373,332	$ 1,234,619
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$ 37,859	$ 35,460
Accounts payable	76,133	92,159
Other current liabilities	256,243	222,493
Total current liabilities	370,235	350,112
Long-term liabilities:
Long-term debt	12,430	12,430
Deferred tax liabilities	5,384	5,124
Other	41,705	41,840
Total long-term liabilities	59,519	59,394

Stockholders' Equity:
Common stock	1,573	1,573
Additional paid-in capital	506,815	502,846
Retained earnings	444,702	327,902
Accumulated other comprehensive loss	(9,512)	(7,208)
Total stockholders' equity	943,578	825,113
Total liabilities and stockholders' equity	$ 1,373,332	$ 1,234,619

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended
	July 2, 2022	July 3, 2021

Net sales	$ 725,881	$ 510,197
Cost of sales	496,546	398,667
Gross profit	229,335	111,530
Selling, general, and administrative expenses	72,282	54,023
Operating income	157,053	57,507
Interest expense, net	90	649
Other income	(634)	(54)
Income before income taxes	157,597	56,912
Income tax expense	40,446	14,011
Net income	$ 117,151	$ 42,901
Net income per share:
Basic	$ 2.06	$ 0.76
Diluted	$ 2.04	$ 0.75

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Three Months Ended
	July 2, 2022	July 3, 2021
Cash flows from operating activities
Net income	$ 117,151	$ 42,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,616	5,145
Amortization of deferred financing fees	95	127
Equity-based compensation	3,960	1,441
Deferred taxes	1,685	4,079
Loss on disposal of property, plant, and equipment	6	6
Foreign currency transaction loss (gain)	351	(84)
Change in assets and liabilities:
Accounts receivable	(38,141)	(3,097)
Inventories	(48,855)	(25,129)
Prepaids and other assets	(11,084)	(14,992)
Accounts payable	(15,931)	8,741
Accrued expenses and other liabilities	32,569	12,767
Net cash provided by operating activities	47,422	31,905
Cash flows from investing activities
Additions to property, plant, and equipment	(9,435)	(9,221)
Cash paid for acquisition	(9,553)	—
Proceeds from disposal of property, plant, and equipment	17	2
Net cash used in investing activities	(18,971)	(9,219)
Cash flows from financing activities
Changes in floor plan financing, net	2,398	3,045
Stock option exercises	9	79
Tax payment for equity-based compensation	(351)	(1,326)
Net cash provided by financing activities	2,056	1,798
Effect of exchange rate changes on cash, and cash equivalents	(2,142)	673
Net increase in cash and cash equivalents	28,365	25,157
Cash and cash equivalents at beginning of period	435,413	262,581
Cash and cash equivalents at end of period	463,778	287,738

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	July 2, 2022	July 3, 2021
Reconciliation of Adjusted EBITDA:
Net income	$ 117,151	$ 42,901
Income tax expense	40,446	14,011
Interest expense, net	90	649
Depreciation and amortization	5,616	5,145
EBITDA	163,303	62,706
Transaction costs	338	—
Other	(973)	—
Adjusted EBITDA	$ 162,668	$ 62,706